FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 2nd Quarter 2016 Results;

Provides 3rd Quarter and Updated Full Year 2016 Outlook

Boca Raton, Florida, July 28, 2016 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2016.

“We had another solid quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Organic leasing demand was steady, consistent with both the type and amount of demand experienced over the prior three quarters. Our customers in the U.S. were most active adding to or modifying existing macro sites to refarm 2G and 3G uses to 4G LTE or to add new spectrum to their networks. In our international markets, customer activity was more balanced between new macro sites and additions or modifications to existing macro sites. Our Outlook for the remainder of 2016 assumes the amount of demand remains materially the same as we have experienced during the first half of the year. We executed very well in the quarter, producing once again industry-leading operating margins. We allocated capital in the quarter very well, spread among stock repurchases, portfolio growth and ground purchases, in an aggregate amount that keeps us right at our balance sheet targets. Finally, we completed a refinancing of a material portion of our indebtedness on very favorable terms, substantially reducing our interest costs on that portion of our capital structure. Our success in each of these areas, organic growth, operating performance, asset growth, stock repurchases and financing, has a positive impact on and contributes to our long term goal of producing AFFO of more than $10 per share in 2020.”

Operating Results

Total revenues in the second quarter of 2016 were $405.5 million compared to $410.7 million in the year earlier period, a decrease of 1.3%. Site leasing revenue of $381.8 million increased 3.1% over the year earlier period. Domestic site leasing revenue and International site leasing revenue were $316.8 million and $65.0 million, respectively, in the second quarter of 2016. Domestic cash site leasing revenue was $312.8 million in the second quarter of 2016 compared to $300.2 million in the year earlier period, an increase of 4.2%. International cash site leasing revenue was $60.3 million in the second quarter of 2016 compared to $57.0 million in the year earlier period, an increase of 5.7%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and International cash site leasing revenue would have increased 4.8% and 16.0%, respectively, over the year earlier period. Site development revenues were $23.7 million in the second quarter of 2016 compared to $40.2 million in the year earlier period, a decrease of 41.1%.

Site leasing operating profit was $295.4 million, an increase of 2.3% over the year earlier period. Site leasing contributed 98.8% of the Company’s total operating profit in the second quarter of 2016. Domestic site leasing segment operating profit was $250.6 million, an increase of 2.8% over the year earlier period. International site leasing segment operating profit was $44.7 million, a decrease of 0.5% when compared to the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing operating profit and International site leasing segment operating profit would have increased 3.7% and 8.8%, respectively, over the year earlier period.

Tower Cash Flow for the second quarter of 2016 was $296.4 million, a 4.3% increase over the year earlier period. Tower Cash Flow Margin for the second quarter of 2016 was 79.4% compared to 79.5% in the year earlier period. Domestic Tower Cash Flow for the second quarter of 2016 was $255.4 million compared to $244.2 million in the year earlier period, an increase of 4.6%. International Tower Cash Flow for the second quarter of 2016 was $40.9 million compared to $39.9 million in the year earlier period, an increase of 2.7%. Eliminating the impact of foreign currency exchange rates, total Tower Cash Flow and International Tower Cash Flow would have increased 5.6% and 12.0%, respectively, over the year earlier period.

Site development segment operating profit margin was 15.3% in the second quarter of 2016 compared to 24.5% in the year earlier period.

On June 20, 2016, Oi, S.A. (“Oi”), SBA’s largest customer in Brazil, filed a petition for judicial reorganization in Brazil. Prior to the filing of the reorganization petition, Oi was current in all payment obligations to SBA. These obligations related to periods ending on or before April 30, 2016. For services accrued for periods subsequent to May 1, 2016, Oi did not yet have a payment obligation as of the date of filing the petition for reorganization. As a result of the relief provisions available in a judicial reorganization proceeding, obligations of Oi to SBA arising from the periods from May 1, 2016 to June 20, 2016 remain unpaid. Due to the uncertainty surrounding the recoverability of amounts owed by Oi relating to services provided prior to the date of Oi’s petition, SBA has recorded a $16.5 million bad debt provision (the “Oi reserve”) which covers amounts owed or potentially owed by Oi as of the filing date. Under Brazilian law governing judicial reorganizations, the contracts governing post-petition obligations such as tower rents remain unchanged, and debtors do not have the ability to reject or terminate the contracts other than pursuant to their original terms. Since the filing, SBA has received all payments due in connection with obligations of Oi accruing post-petition.

Net Cash Interest Expense was $80.9 million in the second quarter of 2016 compared to $78.2 million in the year earlier period.

Net income for the second quarter of 2016 was $32.7 million or $0.26 per share compared to net income of $28.3 million or $0.22 per share in the year earlier period. Net income for the second quarter of 2016 included a $47.4 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary offset by the $16.5 million Oi reserve. Net income for the second quarter of 2015 included a $15.7 million gain on the remeasurement of the Brazilian intercompany loan.

Excluding the impact of the Oi reserve, Adjusted EBITDA in the second quarter of 2016 was $278.1 million compared to $274.3 million in the year earlier period, an increase of 1.4%. Eliminating the impact of foreign currency exchange rates, Adjusted EBITDA, net of the Oi reserve, would have increased 2.7% over the year earlier period. Excluding the impact of the Oi reserve, Adjusted EBITDA Margin was 70.1% in the second quarter of 2016 compared to 69.0% in the year earlier period.

Excluding the impact of the Oi reserve, AFFO increased 0.8% to $185.8 million in the second quarter of 2016 compared to $184.5 million in the year earlier period. Excluding the impact of the Oi reserve, AFFO per share increased 4.2% to $1.48 in the second quarter of 2016 compared to $1.42 in the year earlier period. On a constant currency basis and excluding iDen specific churn and the Oi reserve, AFFO per share would have increased 10.5% over the year earlier period.

Investing Activities

During the second quarter of 2016, SBA purchased 42 communication sites for $40.6 million in cash. SBA also built 90 towers during the second quarter of 2016. As of June 30, 2016, SBA owned or operated 25,670 communication sites, 15,843 of which are located in the United States and its territories, and 9,827 of which are located internationally. In addition, the Company spent $19.8 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2016 were $91.5 million, consisting of $8.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $82.8 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2016, the Company acquired 12 communication sites for an aggregate consideration of $8.4 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 94 communication sites for an aggregate amount of $37.4 million. The Company anticipates that most of these acquisitions will be consummated by the end of 2016.

Financing Activities and Liquidity

SBA ended the second quarter with $8.6 billion of total debt, $6.5 billion of total secured debt, $159.6 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios, excluding the impact of the Oi reserve, were 7.6x and 5.7x, respectively.

As of the date of this press release, SBA had no borrowings outstanding under its $1.0 billion Revolving Credit Facility.

During the second quarter of 2016, the Company repurchased 1.0 million shares of its Class A common stock for $100.0 million, at an average price per share of $97.80. As of the date of this press release, the Company had a remaining authorization to repurchase $550.0 million of Class A common stock under its current $1.0 billion stock repurchase program.

On July 7, 2016, the Company, through its existing SBA Tower Trust, issued $700.0 million of 2.877% Secured Tower Revenue Securities Series 2016-1C which have an anticipated repayment date of July 2021 and a final maturity date of July 2046 (the “2016 Tower Securities”). Net proceeds from this offering were used to make a cash distribution to SBA Guarantor LLC which were further distributed (1) to prepay the full $550.0 million outstanding on the 5.101% Secured Tower Revenue Securities Series 2010-2C and (2) for general corporate purposes.

Outlook

The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s third quarter 2016 Outlook and updated full year 2016 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2016 guidance. The Company’s full year 2016 Outlook includes new tower builds in the U.S. and internationally of 440 to 460 towers. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2016 other than those financings and repurchases completed as of the date of this press release.

The Company’s updated Outlook assumes an average foreign currency exchange rate of 3.40 and 3.58 Brazilian Reais to 1.0 U.S. Dollar and 1.30 and 1.32 Canadian Dollars to 1.0 U.S. Dollar for the third quarter of 2016 and for the updated full year 2016 Outlook, respectively. When compared to the Company’s full year 2016 Outlook provided May 2, 2016, the variances in the actual second quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year positively impacted the full year 2016 Outlook by approximately $14 million for Site Leasing Revenue, $8 million for Tower Cash Flow, $7 million for Adjusted EBITDA, and $8 million for AFFO.

	Quarter ending			Full
	September 30, 2016			Year 2016
	($’s in millions)
Site leasing revenue (1)	$384.0	to	$389.0	$1,528.5	to	$1,538.5
Site development revenue	$22.5	to	$27.5	$100.0	to	$110.0
Total revenues	$406.5	to	$416.5	$1,628.5	to	$1,648.5
Tower Cash Flow (2)	$296.5	to	$301.5	$1,186.5	to	$1,196.5
Adjusted EBITDA (2)(3)	$278.0	to	$283.0	$1,117.0	to	$1,127.0
Net cash interest expense (4)	$79.5	to	$81.5	$320.0	to	$325.0
Non-discretionary cash capital expenditures (5)	$8.5	to	$9.5	$32.0	to	$37.0
AFFO (2)(3)	$184.5	to	$193.5	$745.5	to	$767.5
Discretionary cash capital expenditures (6)	$70.0	to	$80.0	$295.0	to	$315.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Full year 2016 Outlook excludes the impact of the $16.5 million Oi reserve recorded in Q2 2016.
(4)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(5)	Consists of tower maintenance and general corporate capital expenditures.
(6)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Thursday, July 28, 2016 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, July 28, 2016 at 5:00 PM (ET)
Dial-in Number:	(800) 230-1059
Conference Name:	SBA second quarter results
Replay Available:	July 28, 2016 at 8:00 PM (ET) through August 11, 2016 at 11:59 PM (ET)
Replay Number:	(800) 475-6701
Access Code:	396632
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s long term goal of producing AFFO of $10 or more per share in 2020, (ii) the impact of the Company’s organic growth, operating performance, asset growth, stock repurchases and financing on such goal, (iii) the impact of the Oi reorganization or the failure thereof, (iv) the Company’s stock repurchase program and the impact of stock repurchases, (v) the Company’s financial and operational guidance for the third quarter of 2016 and full year 2016, and the ability to improve upon its full year 2016 Outlook, (vi) timing of closing for currently pending acquisitions, (vii) spending additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, (viii) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, and (ix) the impact associated with iDen and non-iDen churn. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 26, 2016.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all, and (15) the Company’s ability to continue to receive payments from Oi in accordance with the terms of our contracts. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 440 to 460 towers in 2016. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2016	2015	2016	2015
Revenues:
Site leasing	$381,843	$370,462	$756,293	$740,189
Site development	23,689	40,242	49,008	80,609

Total revenues	405,532	410,704	805,301	820,798

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	86,493	81,731	169,255	161,950
Cost of site development	20,074	30,381	39,907	61,274
Selling, general, and administrative (1)(2)	47,664	28,262	78,071	58,145
Acquisition related adjustments and expenses	2,821	5,780	6,003	7,119
Asset impairment and decommission costs	14,691	4,010	20,874	10,832
Depreciation, accretion, and amortization	159,723	162,377	319,524	334,230

Total operating expenses	331,466	312,541	633,634	633,550

Operating income	74,066	98,163	171,667	187,248

Other income (expense):
Interest income	2,737	715	4,603	1,008
Interest expense	(83,682)	(78,908)	(167,486)	(156,562)
Non-cash interest expense	(460)	(322)	(915)	(601)
Amortization of deferred financing fees	(5,325)	(4,626)	(10,590)	(9,170)
Other income (expense), net	47,376	15,507	93,275	(67,461)

Total other expense	(39,354)	(67,634)	(81,113)	(232,786)

Income (loss) before provision for income taxes	34,712	30,529	90,554	(45,538)
Provision for income taxes	(2,001)	(2,224)	(4,206)	(5,187)

Net income (loss)	$32,711	$28,305	$86,348	$(50,725)

Net income (loss) per common share
Basic	$0.26	$0.22	$0.69	$(0.39)

Diluted	$0.26	$0.22	$0.69	$(0.39)

Weighted average number of common shares
Basic	125,125	128,809	125,261	129,021

Diluted	125,783	129,948	125,921	129,021

(1)	Includes non-cash compensation of $8,785 and $8,088 for the three months ended June 30, 2016 and 2015, respectively, and $16,471 and $14,972 for the six months ended June 30, 2016 and 2015, respectively.
(2)	Includes the impact of the $16,498 Oi reserve for the three and six months ended June 30, 2016.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$133,956	$118,039
Restricted cash	25,449	25,353
Short-term investments	219	706
Accounts receivable, net of allowance of $20,136 and $1,681 at June 30, 2016 and December 31, 2015, respectively	66,117	83,326
Costs and estimated earnings in excess of billings on uncompleted contracts	11,673	16,934
Prepaid and other current assets	53,843	49,602

Total current assets	291,257	293,960
Property and equipment, net	2,805,360	2,782,353
Intangible assets, net	3,788,754	3,735,413
Other assets (1)	550,951	501,254

Total assets	$7,436,322	$7,312,980

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$25,524	$27,105
Accrued expenses	59,117	63,755
Current maturities of long-term debt	570,000	20,000
Deferred revenue	89,652	97,083
Accrued interest	52,441	53,365
Other current liabilities	9,248	12,063

Total current liabilities	805,982	273,371
Long-term liabilities:
Long-term debt, net (1)	7,912,803	8,432,070
Other long-term liabilities	325,114	313,683

Total long-term liabilities	8,237,917	8,745,753
Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 124,566 and 125,743 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,246	1,257
Additional paid-in capital	1,987,773	1,962,713
Accumulated deficit	(3,231,735)	(3,168,069)
Accumulated other comprehensive loss	(364,861)	(502,045)

Total shareholders’ deficit	(1,607,577)	(1,706,144)

Total liabilities and shareholders’ deficit	$7,436,322	$7,312,980

(1)	During the first quarter of 2016, the Company adopted an accounting standard update on the presentation of debt issuance costs. The new guidance requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability on the condensed consolidated balance sheets. The December 31, 2015 condensed consolidated balance sheet was retrospectively adjusted to reflect this change.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,711	$28,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	159,723	162,377
Deferred income tax expense (benefit)	(350)	(365)
Non-cash asset impairment and decommission costs	13,556	2,875
Non-cash compensation expense	8,893	8,213
Amortization of deferred financing fees	5,325	4,626
Gain on remeasurement of U.S. denominated intercompany loan	(47,367)	(15,703)
Provision for doubtful accounts (1)	16,905	14
Other non-cash items reflected in the Statements of Operations	413	(530)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	8,679	2,016
Prepaid expenses and other assets	(13,876)	(17,862)
Accounts payable and accrued expenses	2,967	514
Accrued interest	13,628	14,648
Other liabilities	8,576	7,996

Net cash provided by operating activities	209,783	197,124

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(56,872)	(269,803)
Capital expenditures	(34,601)	(50,292)
Other investing activities	(5,615)	5,039

Net cash used in investing activities	(97,088)	(315,056)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	10,000	(195,000)
Proceeds from Term Loans, net of fees	—	489,899
Repayment of Term Loans	(5,000)	(7,500)
Payments for settlement of common stock warrants	—	(15,638)
Repurchase and retirement of common stock, inclusive of fees	(100,018)	(150,023)
Other financing activities	4,040	3,575

Net cash (used in) provided by financing activities	(90,978)	125,313

Effect of exchange rate changes on cash and cash equivalents	8,973	94
NET INCREASE IN CASH AND CASH EQUIVALENTS	30,690	7,475
CASH AND CASH EQUIVALENTS:
Beginning of period	103,266	62,371

End of period	$133,956	$69,846

(1)	Includes the impact of the $16,498 Oi reserve recorded during the second quarter of 2016.

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2016	June 30, 2016
	(in thousands)
New tower build construction	$15,748	$34,692
Tower upgrades/augmentations	10,104	19,396
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	7,387	14,049
General corporate expenditures	1,362	2,524

Total non-discretionary capital expenditures	8,749	16,573

Total capital expenditures	$34,601	$70,661

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2016	15,840	9,748	25,588
Sites acquired during the second quarter	37	5	42
Sites built during the second quarter	15	75	90
Sites reclassified/decommissioned during the second quarter	(49)	(1)	(50)

Sites owned at June 30, 2016	15,843	9,827	25,670

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Segment revenue	$316,842	$307,361	$65,001	$63,101	$23,689	$40,242
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(66,199)	(63,563)	(20,294)	(18,168)	(20,074)	(30,381)

Segment operating profit	$250,643	$243,798	$44,707	$44,933	$3,615	$9,861

Segment operating profit margin	79.1%	79.3%	68.8%	71.2%	15.3%	24.5%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”), the impact of iDen-related churn, and the impact of the Oi reserve.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

(3) FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. However, FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. Furthermore, although we believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies, the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents;

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations;

(6) Excluding the impact of iDen-related churn, which represents the roll-off of Sprint leases for the discontinued technology, provides management and investors a better understanding of our core growth rate without the impact of what we believe is a non-recurring event; and

(7) Excluding the Oi reserve provides management and investors the ability to better analyze our core results without the impact of what we believe is a non-recurring event.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates, the Impact of 2015 iDen-related Churn, and the impact of the Oi Reserve

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share. The table also provides the reconciliation of the reported year-over-year growth rates of these measures to the growth rates after eliminating the impact of the Oi reserve recorded in the second quarter of 2016 and iDen-related lease terminations that occurred during 2015.

							Growth
					Growth		excluding Oi
	Second				excluding		reserve,
	quarter		Growth		Oi reserve		foreign
	2016 year		excluding	Foreign	and foreign	iDen	currency, and
	over year	Oi	Oi	currency	currency	churn	iDen churn
	growth rate	reserve	reserve	impact	impact	impact	impact
Total site leasing revenue	3.1%	—	3.1%	(1.7%)	4.8%	(2.1%)	6.9%
Total cash site leasing revenue	4.4%	—	4.4%	(1.7%)	6.1%	(2.2%)	8.3%
Int’l cash site leasing revenue	5.7%	—	5.7%	(10.3%)	16.0%	—	16.0%
Total site leasing segment oper. profit	2.3%	—	2.3%	(1.4%)	3.7%	(2.7%)	6.4%
Int’l site leasing segment oper. profit	(0.5%)	—	(0.5%)	(9.3%)	8.8%	—	8.8%
Total site leasing tower cash flow	4.3%	—	4.3%	(1.3%)	5.6%	(2.7%)	8.3%
Int’l site leasing tower cash flow	2.7%	—	2.7%	(9.3%)	12.0%	—	12.0%
Adjusted EBITDA	(4.6%)	(6.0%)	1.4%	(1.3%)	2.7%	(2.8%)	5.5%
AFFO	(8.2%)	(9.0%)	0.8%	(2.1%)	2.9%	(4.2%)	7.1%
AFFO per share	(4.9%)	(9.1%)	4.2%	(2.1%)	6.3%	(4.2%)	10.5%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Site leasing revenue	$316,842	$307,361	$65,001	$63,101	$381,843	$370,462
Non-cash straight-line leasing revenue	(4,069)	(7,154)	(4,706)	(6,064)	(8,775)	(13,218)

Cash site leasing revenue	312,773	300,207	60,295	57,037	373,068	357,244
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(66,199)	(63,563)	(20,294)	(18,168)	(86,493)	(81,731)
Non-cash straight-line ground lease expense	8,866	7,540	928	983	9,794	8,523

Tower Cash Flow	$255,440	$244,184	$40,929	$39,852	$296,369	$284,036

Tower Cash Flow Margin	81.7%	81.3%	67.9%	69.9%	79.4%	79.5%

Forecasted Tower Cash Flow for Quarter Ended September 30, 2016 and Full Year 2016

The tables below set forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Total Site Leasing
	Quarter ending			Full
	September 30, 2016			Year 2016
	($’s in millions)
Site leasing revenue	$384.0	to	$389.0	$1,528.5	to	$1,538.5
Non-cash straight-line leasing revenue	(9.5)	to	(8.5)	(34.0)	to	(33.0)

Cash site leasing revenue	374.5	to	380.5	1,494.5	to	1,505.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(85.5)	to	(87.5)	(341.0)	to	(343.0)
Non-cash straight-line ground lease expense	7.5	to	8.5	33.0	to	34.0

Tower Cash Flow	$296.5	to	$301.5	$1,186.5	to	$1,196.5

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2016	2015
	(in thousands)
Net income	$32,711	$28,305
Non-cash straight-line leasing revenue	(8,775)	(13,218)
Non-cash straight-line ground lease expense	9,794	8,523
Non-cash compensation	8,893	8,213
Other (income) expense	(47,376)	(15,507)
Acquisition related adjustments and expenses	2,821	5,780
Asset impairment and decommission costs	14,691	4,010
Interest income	(2,737)	(715)
Total interest expense (1)	89,467	83,856
Depreciation, accretion, and amortization	159,723	162,377
Provision for taxes (2)	2,402	2,627

Adjusted EBITDA	$261,614	$274,251
Oi reserve	16,498	—

Adjusted EBITDA net of the Oi reserve	$278,112	$274,251

Annualized Adjusted EBITDA net of the Oi reserve (3)	$1,112,448	$1,097,004

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended June 30, 2016 and 2015, these amounts included $401 and $403, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2016	2015
	(in thousands)
Total revenues	$405,532	$410,704
Non-cash straight-line leasing revenue	(8,775)	(13,218)

Total revenues minus non-cash straight-line leasing revenue	$396,757	$397,486

Adjusted EBITDA net of the Oi reserve	$278,112	$274,251

Adjusted EBITDA Margin net of the Oi reserve	70.1%	69.0%

Forecasted Adjusted EBITDA for the Quarter Ended September 30, 2016 and Full Year 2016

The table below sets for the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Quarter ending			Full
	September 30, 2016			Year 2016
	($’s in millions)
Net income (loss)	$(3.0)	to	$15.0	$83.5	to	$127.5
Non-cash straight-line leasing revenue	(9.5)	to	(8.5)	(33.0)	to	(34.0)
Non-cash straight-line ground lease expense	7.5	to	8.5	33.0	to	34.0
Non-cash compensation	9.0	to	7.0	35.5	to	30.5
Other (income) expense	11.5	to	11.5	(70.0)	to	(70.0)
Acquisition related adjustments and expenses	4.0	to	2.0	14.5	to	9.5
Asset impairment and decommission costs	7.0	to	5.0	35.5	to	30.5
Interest income	(2.0)	to	(3.0)	(8.5)	to	(10.5)
Total interest expense (1)	89.0	to	87.0	357.5	to	352.5
Depreciation, accretion, and amortization	160.5	to	155.5	638.0	to	628.0
Provision for taxes	4.0	to	3.0	14.5	to	12.5

Adjusted EBITDA	$278.0	to	$283.0	$1,100.5	to	$1,110.5
Oi reserve	—	to	—	16.5	to	16.5

Adjusted EBITDA net of the Oi reserve	$278.0	to	$283.0	$1,117.0	to	$1,127.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

We use FFO as defined by NAREIT. Given that we are not currently a REIT, we include an adjusted income tax provision to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended June 30,
	2016	2015
	(in thousands)
Net income	$32,711	$28,305
Adjusted tax provision (1)	(208)	(401)
Real estate related depreciation, amortization, and accretion	158,378	160,970

FFO	$190,881	$188,874

Adjustments to FFO:
Non-cash straight-line leasing revenue	(8,775)	(13,218)
Non-cash straight-line ground lease expense	9,794	8,523
Non-cash compensation	8,893	8,213
Non-real estate related depreciation, amortization, and accretion	1,345	1,407
Amortization of deferred financing costs and debt discounts	5,785	4,948
Other (income) expense	(47,376)	(15,507)
Acquisition related adjustments and expenses	2,821	5,780
Asset impairment and decommission costs	14,691	4,010
Non-discretionary cash capital expenditures	(8,749)	(8,539)

AFFO	$169,310	$184,491
Oi reserve	16,498	—

AFFO net of the Oi reserve	$185,808	$184,491

Weighted average number of common shares (2)	125,783	129,948

AFFO per share net of the Oi reserve	$1.48	$1.42

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Quarter Ended September 30, 2016 and Full Year 2016

The table below sets forth the reconciliation of the forecasted AFFO set forth in the Outlook section to its most comparable GAAP measurement for the periods presented:

	Quarter ending			Full
	September 30, 2016			Year 2016
	($’s in millions)
Net income (loss)	$(3.0)	to	$15.0	$83.5	to	$127.5
Adjusted tax provision (1)	—	to	2.0	(1.5)	to	11.5
Real estate related deprec., amort., and accretion	158.5	to	153.5	633.0	to	623.0

FFO	$155.5	to	$170.5	$715.0	to	$762.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(9.5)	to	(8.5)	(33.0)	to	(34.0)
Non-cash straight-line ground lease expense	7.5	to	8.5	33.0	to	34.0
Non-cash compensation	9.0	to	7.0	35.5	to	30.5
Non-real estate related deprec., amort., and accretion	2.0	to	2.0	5.0	to	5.0
Amort. of deferred financing costs and debt discounts	6.0	to	5.0	25.5	to	20.5
Other (income) expense	11.5	to	11.5	(70.0)	to	(70.0)
Acquisition related adjustments and expenses	4.0	to	2.0	14.5	to	9.5
Asset impairment and decommission costs	7.0	to	5.0	35.5	to	30.5
Non-discretionary cash capital expenditures	(8.5)	to	(9.5)	(32.0)	to	(37.0)

AFFO	$184.5	to	$193.5	$729.0	to	$751.0
Oi reserve	—	to	—	16.5	to	16.5

AFFO net of the Oi reserve	$184.5	to	$193.5	$745.5	to	$767.5

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2016
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
Revolving Credit Facility	30,000
2014 Term Loan B (carrying value of $1,458,392)	1,470,000
2015 Term Loan B (carrying value of $486,259)	495,000

Total secured debt	6,525,000
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $735,989)	750,000

Total unsecured debt	2,050,000

Total debt	$8,575,000

Leverage Ratio
Total debt	$8,575,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(159,624)

Net debt	$8,415,376

Divided by: Annualized Adjusted EBITDA excluding Oi reserve	$1,112,448

Leverage Ratio excluding Oi reserve	7.6x

Secured Leverage Ratio
Total secured debt	$6,525,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(159,624)

Net Secured Debt	$6,365,376

Divided by: Annualized Adjusted EBITDA excluding Oi reserve	$1,112,448

Secured Leverage Ratio excluding Oi reserve	5.7x